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RITA MEDICAL SYSTEMS ANNOUNCES 5 YEAR METASTATIC LIVER CANCER SURVIVAL DATA PRESENTED AT CARDIOVASCULAR AND INTERVENTIONAL RADIOLOGICAL SOCIETY OF EUROPE ANNUAL MEETING

“Percutaneous Management of Liver Metastases” Presentation by Prof. Riccardo Lencioni Includes First 5 Year Survival Data for Metastatic Liver Cancer Patients Treated with Radiofrequency Ablation

MOUNTAIN VIEW, CA (September 29, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that in a presentation made at the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) 2004 meeting results were presented from a prospective multicenter trial demonstrating survival rates for patients with colorectal metastatic cancer in the liver treated with radiofrequency ablation (RFA) of 86%, 47%, and 24% after 1 year, 3 years, and 5 years, respectively. Riccardo Lencioni, M.D., Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, presented the results of the trial in a lecture titled, “Percutaneous Management of Liver Metastases”.

Dr. Riccardo Lencioni stated, "This is the first 5 year survival data to be presented for patients with colorectal metastatic cancer in the liver.” Dr. Lencioni continued, “For those patients for whom surgery is not an option radiofrequency ablation offers a survival benefit when combined with chemotherapy in comparison to patients treated solely with chemotherapy. I believe the clinical evidence supports this treatment as having an important role in the clinical management of hepatic colorectal metastases.”

Dr. Lencioni’s presentation described the results of a multicenter trial that included a series of 423 patients with 4 or fewer metachronous lesions each 5 cm or smaller. A total of 615 lesions were treated with RFA in the trial. The primary effectiveness rate (the percentage of tumors that were successfully eradicated following the planned treatment schedule) was 85.4%. The overall survival rate resulting from the Kaplan-Meier method was 86% at 1 year, 63% at 2 years, 47% at 3 years, 29% at 4 years, and 24% at 5 years. Patients with a single lesion less than 2.5 cm in size had the best 5 year survival rate of 56%.

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5 YEAR COLORECTAL METASTATIC LIVER CANCER SURVIVAL PRESENTED

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Mr. Joseph DeVivo, President and CEO of RITA Medical Systems stated, "It is gratifying that colorectal cancer patients with disease that has spread to the liver, and who would not have been considered suitable candidates for surgical treatment, are receiving resection-like benefits from minimally invasive radiofrequency ablation.” Mr. DeVivo continued, "Five year survival data is an important milestone for the clinical acceptance of any cancer treatment. We believe that as this data becomes well known in the medical community it will help to drive greater adoption and use of our technology to treat colorectal liver metastases and become a high growth procedure for the company."

The company estimates that there are more than 411,000 patients diagnosed with colorectal liver tumors each year worldwide and that approximately 10% to 25% of these patients are suitable candidates for surgical treatment. The American Cancer Society “2003 Cancer Facts and Figures” report estimates that liver cancer kills more than 14,000 Americans each year. The World Health Organization “World Health Report 2004” estimates that in 2002 liver cancer was the cause of 618,000 deaths worldwide.

About RITA Medical Systems, Inc.
RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to results of studies, the survival benefits of RFA treatment and the Company’s expectations regarding doctors' adoption of the technology are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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